EXHIBITS 99.1
Federal Deposit Insurance Corporation Appointed as Receiver of
Franklin Bank, S.S.B.
HOUSTON, November 7, 2008 (GLOBE NEWSWIRE) — Franklin Bank, S.S.B. (the “Bank”), the wholly-owned subsidiary of Franklin Bank Corp. (Nasdaq:FBTX) (AMEX:FBK-P.LF) (“Franklin”), was closed today by the Texas Department of Savings and Mortgage Lending (the “TDSML”) and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver of the Bank.
Franklin’s principal asset was its indirect ownership of the common stock of the Bank, and, as a result of the receivership of the Bank, Franklin has very limited remaining tangible assets. As the owner of all of the capital stock of the Bank, Franklin would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, at this time, Franklin does not expect that it will realize any recovery.
In addition to efforts to file Franklin’s delayed securities reports, the boards of directors and officers of the Bank and Franklin have worked diligently to recapitalize the Bank at a time of unprecedented disruption in the industry. Over the last few months Franklin has presented several recapitalization proposals to the FDIC, TDSML and the Office of Thrift Supervision, including a proposal on which the boards of directors and officers of the Bank and Franklin continued to work through today, that would have strengthened the Bank’s capital position and addressed other issues raised by the regulators. However, Franklin and the Bank were unable to bring such matters to conclusion prior to closure of the Bank.
Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of Franklin’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.
Forward-looking statements may be influenced by a number of factors, including the result of any bankruptcy proceeding; the actions of the Nasdaq Stock Market and American Stock Exchange, Inc. concerning the continued listing of Franklin’s securities for trading on such exchanges, and the actions of other regulatory agencies which may be taken in response to the Bank’s receivership; and the actions taken by Franklin’s creditors in connection with the events disclosed in this press release. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.